Exhibit 99.1

           ARBOR REALTY TRUST ANNOUNCES RESIGNATION OF EXECUTIVE VICE
                          PRESIDENT OF ASSET MANAGEMENT

    UNIONDALE, N.Y., Oct. 12  -- Arbor Realty Trust,
Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred equity investments, mortgage-related securities and other real estate related assets, announced today the resignation of Robyn Stern, Executive Vice President of Asset Management. Ms. Stern resigned to pursue other professional opportunities.

    Mark Fogel, Senior Vice President of Asset Management, who runs the day-to-day operations of the Asset Management Department, will report to Ron Gaither, Chief Operating Officer of Arbor Commercial Mortgage.

    "Ron has a long history with Arbor and a sound understanding of every aspect of our business," said Ivan Kaufman, Chairman and Chief Executive Officer. "For more than half of Ron's six plus years with the firm, he successfully led the Asset Management Department. He has more than 20 years of experience in the banking industry as well as extensive loan production, underwriting and management expertise. Along with Mark Fogel, I have every confidence that their industry expertise and leadership will continue to ensure Arbor Realty Trust's solid track record and future growth."

    About Arbor Realty Trust, Inc.
    Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the U.S. that specializes in debt and equity financing for multifamily and commercial real estate.

    Safe Harbor Statement
    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed from time to time in the Arbor's periodic and other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

     Contacts:
     Arbor Realty Trust, Inc.
     Paul Elenio, Chief Financial Officer
     516-832-7408
     paul.elenio@thearbornet.com

     Media:
     Bonnie Habyan, SVP of Marketing
     516-229-6615
     bonnie.habyan@thearbornet.com

     Investors:
     Stephanie Carrington/ Denise Roche
     The Ruth Group
     646-536-7017 / 7008
     scarrington@theruthgroup.com
     droche@theruthgroup.com